UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

MINES MANAGEMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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**** IMPORTANT REMINDER TO STOCKHOLDERS ****

TIME IS GROWING SHORT

Dear Fellow Mines Management, Inc. Stockholder:

At the time of the mailing of this letter our records indicate you have not yet voted your shares for the upcoming 2016 Mines Management, Inc. (“the Company”) Special Meeting scheduled to be held on September 12, 2016.

In the merger with Hecla Mining Company (“Hecla”), each share of the Company’s common stock will be exchanged for .2218 shares of Hecla.  As of the market close on August 30, 2016 this values a share of the Company’s common stock at $1.23.  On May 20, 2016, the last trading day before the proposed merger was publicly announced the Company’s share price closed at $.62.

I would also like to point out that as stated in our August 18, 2016 press release; “The Company’s cash reserves as of June 30, 2016, are insufficient to continue operations through the end of the third quarter of 2016.” Should the merger with Hecla not be approved and completed, the Company must “seek additional capital or consider other alternatives, which could include bankruptcy or the sale of some or all of its assets.”  Your Board of Directors and I urge you to vote today.

The fastest and easiest way to vote your shares is by telephone or over the Internet.  Instructions on how to vote your shares over the telephone or Internet are enclosed with this letter.  Alternatively, you may sign and return the enclosed voting form in the envelope provided. If you hold your shares through a broker, your broker will be unable to vote your shares with respect to any matters to be voted on at the meeting if you do not provide instructions to your broker.

The merger proposal cannot be approved without a quorum present at the meeting.

WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE TODAY.

If you sign and return the enclosed form without indicating a different choice, your shares will be voted “FOR” the merger proposal, “FOR” the adjournment proposal and “FOR” the compensation proposal.

If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow & Co., LLC at (877) 787-9239.

Sincerely yours,

Glenn M. Dobbs
Chief Executive Officer